EXHIBIT 99.1

Laredo Oil Raises $500,000 From Institutional Investor Through Private Placement of Equity

Austin, Texas, July 27, 2010 – Laredo Oil, Inc. (“Laredo Oil”) (OTCBB: LRDC), announced today that it entered into an agreement on July 26, 2010 with an institutional investor for the private placement of 1,000,000 shares of its common stock and warrants to purchase 750,000 shares of its common stock for an aggregate purchase price of $500,000, or $0.50 per share.  Laredo Oil closed the transaction on July 27, 2010.  The warrants are immediately exercisable following issuance, have a term of exercise of 5 years and an exercise price of $0.50 per share.  The shares of common stock offered in the private placement and the shares issuable upon exercise of the warrants have piggy-back registration rights if Laredo Oil elects to file a registration statement in the future, subject to customary underwriter cut-backs.

Laredo Oil plans to use the net proceeds of the transaction for general corporate purposes.

“This financing is the next milestone in our overall strategy and is indicative of institutional interest in our Underground Gravity Drainage™ business model,” says Mark See, Chairman and CEO of Laredo Oil.

The Underground Gravity Drainage™ ("UGD™") business method consists of using customary tunneling practices to go underneath mature oil fields that meet our specific criteria. From an underground chamber below the reservoir, inexpensive holes are drilled into the oil formation from which stranded reserves are produced.

Sutter Securities Incorporated is acting as the exclusive placement agent in the transaction.

The shares and warrants offered in the private placement and the shares issuable upon the exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from the SEC registration requirements.  The shares of common stock and warrants were offered only to accredited investors.

ABOUT LAREDO OIL INC.
Laredo Oil, Inc. (www.laredo-oil.com) is an exploration and production company specializing in Enhanced Oil Recovery techniques targeting mature and declining oil fields.  Laredo Oil plans to acquire targeted oil fields and use its unique UGD™ model to profitably recover stranded oil reserves previously thought to be incapable of economic recovery.  Our common stock is listed on the OTC Bulletin Board under the symbol, “LRDC”.

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Laredo Oil, Inc. SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:
Bradley E. Sparks
Laredo Oil, Inc.
(214) 296-4464
info@laredo-oil.com